Exhibit 99.1
7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE Amex Equities Stock Exchange

NEWS

Vista Gold Corp. Reviews Project Activities, Announces First Quarter 2010 Financial Results and Conference Call with Management

Denver, Colorado, May 10, 2010 – Vista Gold Corp. (“Vista” or the “Corporation”) (TSX & NYSE Amex: VGZ) today announced:

•	An update on its principal project activities;
•
The Corporation’s financial results for the quarter ended March 31, 2010, as filed on May 10, 2010 with the U.S. Securities and Exchange Commission and the relevant Canadian securities commissions in its Quarterly Report on Form 10-Q; and

•	A conference call with management scheduled for Wednesday, May 12, 2010, at 2:00 P.M. (EDT).

Project Activity Update

Paredones Amarillos, Baja California Sur, Mexico

The Corporation is pleased to announce that Hector Araya has joined Vista as Vice President, and has been appointed General Manager and Legal Representative of Minera Paredones Amarillos, S.A. de C.V., the Corporation’s wholly-owned subsidiary that holds the Corporation’s Paredones Amarillos gold project located in Baja California Sur, Mexico.  Mr. Araya is an experienced mining executive and a mining engineer with post-graduate studies in Mineral Economics and in Environmental Engineering.  He has been responsible for the development, start-up and operation of a number of mining operations in Latin America including the Petorca and Fachinal mines in Chile; the Pimenton gold mine in Central Chile; the El Callao project in Bolivar state, Venezuela; and he has also worked in the corporate offices of Hochschild Mining P.L.C.  Mr. Araya will be based in La Paz, Baja California Sur, Mexico and will be responsible for advancing the permitting process at Paredones Amarillos, local, regional and national government relations, and overseeing the day to day development activities for the Paredones Amarillos gold project.

The Corporation is presently undertaking various communication programs and technical studies to support a new Change of Forest Land Use Permit (“CUSF”) application, which is required in order for the Corporation to commence construction at the Paredones Amarillos gold project.  The Corporation expects to present the new CUSF application in the third quarter of this year.

Mt. Todd, Northern Territory, Australia

The Corporation is working to complete the previously announced Preliminary Feasibility Study (“PFS”) for its Mt. Todd gold project in Northern Territory, Australia.  The completion of the PFS has been delayed as the Corporation undertakes various modifications to the Preliminary Economic Assessment’s (“PEA”) scope of work to account for certain economic and technical changes from the June 2009 PEA, including unfavorable moves in the Australian to US dollar exchange rates and the Corporation’s determination that it needs to modify the proposed tailings storage plan.

The delay has been further necessitated by a detailed review of historic information by the Corporation’s geologists, which has identified a smaller, potentially higher grade deposit (the Quigleys deposit), located just north of the Batman pit area with the potential to supplement and enhance the lower grade feed from the Batman pit during the early years of production. The Quigleys deposit has been extensively drilled previously and the Corporation has planned a small program of confirmatory drilling which is anticipated to begin shortly, in order to prepare a Canadian National Instrument 43-101 compliant estimate of the resources.

The first phase of the 2010 Mt. Todd gold project exploration program is nearing its conclusion.  Through May 1st, a total of 1505 meters of reverse circulation drilling and 4498 meters of core have been drilled in the Batman deposit to:

•	define the limits of mineralization;
•	evaluate resources in the parallel structures identified in the 2008 drilling program;
•	convert inferred resources to measured and indicated resources; and
•	provide core for continued metallurgical testing.

The next phase of the drilling will provide infill core drilling in the Quigleys deposit, and is expected to be completed by the end of June.  The third phase of the drilling program is planned to include 10,000 meters of reverse circulation drilling on four targets on Vista's exploration licenses.  Two of these targets have been identified in the last year as the result of an analysis of previously completed magnetic surveys followed by surface soil sampling programs completed during the 2009 exploration season.

Vista Gold First Quarter, 2010 Financial Results

Our consolidated net loss for the three-month period ended March 31, 2010, was US$1.7 million or US$0.04 per Common Share compared to a consolidated net loss of US$1.9 million or US$0.05 per Common Share for the same period in 2009.  The decrease in the consolidated net loss of US$0.2 million from the respective prior period is primarily due to a decrease in the write-down of marketable securities of US$0.1 million, an increase in the gain on disposal of marketable securities of US$0.2 million and an increase in the gain on currency translation of US$0.1 million; which has been offset by an increase in the future income tax loss of US$0.2 million.

Net cash used in operating activities was US$1.6 million for the three-month period ended March 31, 2010, compared to US$1.2 million for the same period in 2009.  The increase of US$0.4 million is the result of an increase in cash used for accounts payable, accrued liabilities and other of US$0.16 million, and an increase in cash used for other current assets of US$0.30 million.

Net cash used in investing activities increased to US$1.6 million for the three-month period ended March 31, 2010, from US$1.1 million for the same period in 2009.  The increase of US$0.5 million is mostly due to an increase in the additions to mineral properties of US$1.1 million, which is offset by an increase in proceeds from the sale of marketable securities of US$0.2 million and an increase in proceeds from short-term investments of US$0.2 million.  The increase of US$1.1 million is mostly the result of an undertaking of a drilling program at the Mt. Todd gold project during the three-month period ended March 31, 2010.  There were no similar drilling programs during the 2009 period.

There was no cash provided by or used in financing activities for both the three-month periods ended March 31, 2010 and 2009.

At March 31, 2010, Vista’s total assets were US$92.1 million compared to US$92.6 million at December 31, 2009, representing a decrease of US$0.5 million.  At March 31, 2010, the Corporation had negative working capital of US$0.2 million as compared with positive working capital of US$29.4 million at December 31, 2009, representing a decrease of US$29.4 million.  This decrease relates primarily to a reclassification of the senior secured convertible notes (the “Notes”) to a short-term debt obligation as of March 31, 2010 as compared to a long-term debt obligation as of December 31, 2009 of US$25.7 million.  The Notes come due on March 4, 2011.  Also contributing to the decrease is a decrease in cash balances from December 31, 2009 as well as a decrease in our marketable securities from December 31, 2009.

The principal component of working capital at both March 31, 2010 and December 31, 2009, is cash and cash equivalents of US$25.2 million and US$28.4 million, respectively.  Other components include marketable securities (March 31, 2010 - US$1.0 million; December 31, 2009 - US$1.2 million) and other liquid assets (March 31, 2010 - US$0.8 million; December 31, 2009 - US$0.8 million).

As a result of the delay in the issuance of the CUSF at the Paredones Amarillos gold project and the current uncertainty in the financial markets, management has adopted a revised plan and budget for the year 2010. The plan continues those programs necessary to expedite the development of the Paredones Amarillos gold project, while minimizing expenditures in other areas. The budget estimates that in the event that financing for the Paredones Amarillos gold project is not available on acceptable terms in 2010, the Corporation has sufficient working capital to fund its planned operations at least through the end of 2010, without additional financing. Vista will continue to examine potential funding alternatives for the Paredones Amarillos gold project, which may include project financing, debt financing or equity financing.

On March 4, 2011, the US$28.7 million principal balance of the Notes will come due.  Presently, Vista does not have sufficient capital to meet this obligation and is considering various alternative approaches. These may include equity or debt financing, re-negotiation of the terms of the Notes or, if the CUSF is received shortly, raising the required funds as part of the project financing for the Paredones Amarillos gold project development. The proceeds received upon issuance of the Notes, which are secured by the assets and mining concessions of the Paredones Amarillos gold project, were used to fund the purchase of mill process equipment (approximately US$17.0 million) and the remainder was used to fund ongoing operations at and the development of the Paredones Amarillos gold project. While the Corporation has been successful in the past in raising funds through equity and debt financings, and there is increased investor interest in the gold market because of higher sustained gold prices, no assurances can be given that the Corporation will be successful in raising such funds in the future.

Selected financial results are tabulated below:

Selected Financial Data	Three Months Ended March 31,
	2010	2009
U.S. $000’s, except loss per share
Results of operations
Net loss	$(1,699)	$(1,880)
Basic and diluted loss per share	(0.04)	(0.05)

Net cash used in operating activities	(1,612)	(1,182)
Net cash used in investing activities	(1,644)	(1,102)
Net cash provided by financing activities	-	-

Financial position	March 31,	December 31,
	2010	2009

Current assets	$26,890	$30,317
Total assets	92,087	92,573
Current liabilities	27,123	926
Total liabilities	27,351	26,093
Shareholders’ equity	64,736	66,480

Working capital	(233)	29,391

The Annual General and Special Meeting of Vista’s shareholders was held on May 3, 2010.  Re-elected to the Board of Directors for a one-year term were John M. Clark, W. Durand Eppler, C. Thomas Ogryzlo, Tracy A. Stevenson, Michael B. Richings, and Frederick H. Earnest.  PricewaterhouseCoopers LLP was re-appointed as Vista’s independent auditors.  In addition, shareholders approved the amendments to Vista’s stock option plan and approved the long term equity incentive plan described in the information circular for the meeting. Further information regarding these matters may be found in the information circular for the meeting.

Management Discussion & Analysis and Conference Call

To review Vista’s Form 10-Q for the quarter ending March 31, 2010, including our Management Discussion & Analysis, visit either www.sedar.com, www.sec.gov or www.vistagold.com. A conference call with management to review our first quarter-end financial results for 2010 and corporate and project activities is scheduled for Wednesday, May 12, 2010 at 2:00 P.M. (EDT).

Toll-free in North America:  1-866-443-4188
International:  1-416-849-6196

This call will also be web-cast and can be accessed at the following web location:

http://www.snwebcastcenter.com/event/?event_id=919

This call will be archived and available at www.vistagold.com after May 12, 2010.  Audio replay will be available for three weeks by calling in North America:  1-866-245-6755, passcode 178828.

If you are unable to access the audio or phone-in on the day of the conference call, please feel free to email questions, prior to the conference call, addressed to Connie Martinez, Manager - Investor Relations (email: connie@vistagold.com) and we will try to address these questions prior to or during the conference call.

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would increase their value. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.  Vista has undertaken programs to advance the Paredones Amarillos gold project, located in Baja California Sur, Mexico, including a definitive feasibility study, the purchase of long delivery equipment items, and the purchase of land for the processing facilities, related infrastructure and the desalination plant. The results of a preliminary economic assessment completed in 2009 on the Mt. Todd gold project in Australia are encouraging and Vista is undertaking a pre-feasibility study and additional resource drilling to advance the project.  Vista’s other holdings include the Guadalupe de los Reyes gold project in Mexico, Yellow Pine gold project in Idaho, Awak Mas gold project in Indonesia, and the Long Valley gold project in California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as, the resolution of permitting matters at the Paredones Amarillos gold project, the Corporation’s strategy for advancement of the permitting process for the Paredones Amarillos gold project, the expected timeframe for the refiling of the CUSF, the continuation of advancement of the Paredones Amarillos gold project, the timing for commencement of construction, development and production for the Paredones Amarillos gold project, the potential to enhance the project economics of the Mt. Todd gold project through additional resource drilling, including drilling at the Quigley deposit, the timing for completion and expected results of the preliminary feasibility study on the Mt. Todd gold project, favorable effects of Mt. Todd project economics, the results of the PEA on the Mt. Todd gold project, and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “potential”, “indicate”, “expect”, “intend”, “hopes”, “believe”, “may”, “will”, “if”, “anticipate” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty regarding the amendment and re-filing of the CUSF, uncertainty regarding the review by the Mexican Secretariat of Environment of Natural Resources (“SEMARNAT”) of the amended CUSF application, risks related to the Corporation’s failure to obtain approval of the CUSF and begin construction of its Paredones Amarillos gold project, including unanticipated delays in beginning construction of the project due to a lack of obtaining the CUSF and the possible reduction of mineral reserves to mineral resources, uncertainty regarding potential court action against SEMARNAT in relation to the dismissal of the CUSF application and risks related to the outcome of such court action, including failure to receive approval of the CUSF application, uncertainty regarding the Corporation’s legal challenges to SEMARNAT’s issues with the CUSF and SEMARNAT’s authority in reviewing the CUSF application, uncertainty and risks regarding any political factors influencing the approval of the CUSF, possible impairment or write down of the carrying value of the Paredones Amarillos gold project if the CUSF is not granted, uncertainty of resource and reserve estimates, estimates of results based on such resource and reserve estimates, risks relating to cost increases for capital and operating costs, risks relating to delays in the completion of the drilling program, risks related to the adequacy of the design of the drilling program, risk regarding the preliminary feasibility study for the Mt. Todd gold project, risks relating to the delays at the Mt. Todd gold project, risks related to the potential grade and production at the Quigleys deposit, risks related to the ability to obtain the necessary permits, risks of shortages and fluctuating costs of equipment or supplies, risks relating to fluctuations in the price of gold, the inherently hazardous nature of mining-related activities, potential effects on Vista’s operations of environmental regulations in the countries in which it operates, risks due to legal proceedings, risks relating to political and economic instability in certain countries in which it operates, risks related to repayment of debt, risks related to increased leverage and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed under the headings “Uncertainty of Forward-Looking Statements” and “Risk Factors” in Vista’s latest Annual Report on Form 10-K as filed on March 16, 2010, and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

All mineral reserves and resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different and the information contained in this press release and the PEA are not comparable to similar information disclosed by U.S. companies  This press release and the PEA referenced in this press release use the terms “measured,” “indicated,” and “inferred” resources. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com.